Pacific Premier Bancorp, Inc.

Third Quarter 2023 Conference Call

October 24, 2023, 12:00 p.m.

CORPORATE PARTICIPANTS
Steve Gardner - Chairman and Chief Executive Officer

Ron Nicolas - Chief Financial Officer

Pacific Premier Bancorp, Inc.
October 24, 2023, 12:00 p.m.

PRESENTATION

Operator
Good day, everyone. And welcome to the Pacific Premier Bancorp Third Quarter 2023 Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing star then zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on a touchtone phone. To withdraw your question, please press star then two.

Please note, this event is being recorded. I would now like to turn the conference over to Steve Gardner, Chairman and CEO. Please go ahead, sir.

Steve Gardner
Good morning, everyone. I appreciate you joining us today. As you are all aware, we released our earnings report for the third quarter of 2023 earlier this morning. We have also published an updated investor presentation with additional information and disclosures on our financial results. If you have not done so already, we encourage you to visit our Investor Relations website to download a copy of the presentation and related materials. I note that our earnings release and investor presentation include a Safe Harbor statement relative to the forward-looking comments. I encourage each of you to carefully read that statement.

On today’s call, I’ll walk through some of the notable items related to our third quarter performance. Ron Nicolas, our CFO, will also review a few of the details surrounding our financial results and then we will open up the call to questions.

Over the past 18 months, we have been very strategic and cautionary in terms of accelerating capital accumulation, moderating balance sheet growth, and maintaining a commitment to disciplined, prudent liquidity and risk management. As a result, we have been able to maintain a level of flexibility and an organizational nimbleness that allows us to act quickly and opportunistically as we navigate a challenging environment. And as I have indicated before, our teams have been highly effective in playing both offense and defense simultaneously.

Looking at our results for the quarter, we generated a return on average assets of 0.88% and a return on average tangible common equity of 10.8%. As we noted in this morning’s earnings release, we had a non-relationship shared national credit placed on non-accrual status that resulted in a $1.7 million interest accrual reversal and a $3.2 million charge-off in the third quarter.

As a reminder, in early 2022, at the onset of the rising interest rate environment, we intentionally curtailed loan production in certain business lines through pricing increases and tightening our underwriting standards.

Additionally, we were proactive on the liability side of the balance sheet as we opportunistically accessed wholesale funding sources to enhance our liquidity levels at the front end of the current rate cycle. Our available liquidity at the end of the third quarter totaled approximately $11.4 billion, consisting of $1.4 billion in cash and $10 billion of additional borrowing capacity.

Pacific Premier Bancorp, Inc.
October 24, 2023, 12:00 p.m.

Pressures on non-maturity deposit balances eased considerably compared to the first two quarters of 2023, as non-interest-bearing deposits ended the quarter at 36.1% of total deposits. Our high quality client relationships and disciplined pricing practices resulted in only a modest increase in the cost of non-maturity deposits to 89 basis points.

Notably, we were able to reduce broker deposits by $490 million in the quarter because of our banker’s efforts to reinforce and deepen existing client relationships and attract new clients to the franchise. Even with these successes, we are seeing some customers continue to pursue high yield non-bank alternatives such as direct U.S. treasury purchases and money market mutual funds.

Reflecting our emphasis on capital accumulation, our third quarter tangible common equity ratio increased to 9.87% and our third quarter CET1 and total risk-based capital ratios increased 53 and 50 basis points to 14.87%, and 17.74%, respectively. On a year-over-year basis, our total risk-based capital and CET1 ratios each increased more than 250 basis points and rank among the strongest capital levels in the industry.

Contraction in our overall loan portfolio balances slowed considerably in the third quarter and we believe we could be approaching an inflection point in the coming quarters. Prepayment activity slowed in the quarter, although we continue to see some businesses and real estate investor clients utilizing excess cash reserves to reduce outstanding debt. We will continue to take a thoughtful approach towards loan origination activity, maintaining our focus on bringing in high quality banking relationships into the organization that meet our risk-adjusted return requirements.

Given where we are in the credit cycle, there’s a significant amount of uncertainty around commercial real estate performance. With that in mind, I’d like to spend a minute discussing our credit risk management philosophy, which has served us well throughout a variety of cycles.

We remain committed to our longstanding approach to disciplined underwriting standards, which historically has resulted in superior long-term performance across our loan portfolios. We extend credit to businesses and real estate investors that have a well-established operating history and a documented track record of positive cash flow. We underwrite loans based on actual rather than projected borrower cash flows. We generally require personal guarantees on the vast majority of our loans from guarantors who typically have ample sources of liquidity and other available assets. We have a granular customer base, consisting mainly of small and middle market businesses, along with seasoned real estate operators, which is reflected in our relatively low average loan size.

Our loan to values are conservative, while our debt coverage ratios are strong. Our loan portfolio is structured with a balance of hybrid adjustable and fixed rate loans with de minimis loan maturities over the next 10 quarters to 12 quarters.

Our portfolio managers are proactive in monitoring for any change in borrower financial performance, which enables them to quickly detect trends that could impact our portfolio. Additionally, CRE concentrations are stress-tested semiannually and continue to move lower as we accumulate capital and moderate new origination activity.
Pacific Premier Bancorp, Inc.
October 24, 2023, 12:00 p.m.

Overall, our loan portfolio is well managed across the organization. We expect it to perform well throughout the cycle.

Our third quarter asset quality results were solid, as total delinquency decreased to 0.08% of total loans and non-performing assets were just 0.13% of total assets. As I mentioned earlier, through the shared national credit review process, we had a non-relationship participation placed on non-accrual status. The shared national credit portfolio, which is a legacy Opus line of business that was discontinued, totals 22 loans for $201 million in outstanding balances or 1.5% of total loans at September 30th.

With that, I will turn the call over to Ron to provide a few more details on our third quarter financial results.

Ron Nicolas
Thanks, Steve, and good morning. For comparison purposes, my comments today are on a linked-quarter basis unless otherwise noted. Let’s start with the quarter’s results. Third quarter net income totaled $46 million or $0.48 per share and our return on average assets and average tangible common equity were 0.88% and 10.08%, respectively.

Total revenue was $168.1 million and our non-interest expense came in at $102.2 million resulting in an efficiency ratio of 59% and pre-provision net revenue as a percentage of average assets of 1.27% for the quarter. All of our regulatory capital ratios increased significantly and our TCE ratio grew to 9.87%.

Taking a closer look at the income statement. Net interest income decreased to $149.5 million, primarily as a result of higher cost of funds, as well as a smaller balance sheet reflecting our strategy to moderate new loan origination activity in the current operating environment.

On the funding side, both our deposit mix, as well as our higher cost of funds impacted the net interest margin, which was 3.12% in the third quarter. Our non-maturity deposit costs were well controlled at 0.89% and our total deposit costs were 1.50%. Our a cumulative total deposit beta of 28% reflects our disciplined pricing actions throughout this rate cycle.

Earning asset yields were flat compared to the second quarter, which included the impact of 4 basis points due to the reversal of nine months of accrued interest on the shared national credit that Steve referenced earlier.

Looking ahead, we would anticipate some net interest margin pressure from higher funding costs in the higher for longer interest rate environment. That being said, we intend to mitigate some of those pressures through continued balance sheet optimization by reducing cash on hand and higher cost wholesale funding. We began to execute this strategy during the quarter as we reduced our level of brokered deposits by $490 million compared to June 30th. Also, in early October, we paid down $200 million of FHLB advances with a cost of 4.84% that were set to mature in May of 2024.

Pacific Premier Bancorp, Inc.
October 24, 2023, 12:00 p.m.

Non-interest income of $18.6 million decreased $2 million from the prior quarter, driven by a $1.8 million of lower operating income. Both trust custodial account fees and escrow and exchange fees generated similar levels of non-interest income compared to the prior quarter. For the fourth quarter of 2023, we expect our total non-interest income to be in the range of $18 million to $19 million.

Non-interest expense increased slightly to $102.2 million mostly due to an expected $1.6 million increase in deposit expense related to higher earnings credit rates. Compensation and benefit expense increased $644,000 to $54.1 million.

From a staffing perspective, we ended the quarter with a headcount of 1,355, compared to 1,383 as of June 30th, as our staffing levels continue to fall, commensurate with our smaller balance sheet. We remain focused on tightly managing our operating expenses and we expect fourth quarter expenses to remain relatively flat in the range of $102 million to $103 million.

Provision for credit losses of $3.9 million increased slightly from the prior quarter as our ACL coverage ratio increased 1 basis point to 1.42%, commensurate with the relative size of our loan portfolio and our economic outlook.

Turning now to the balance sheet. We finished the quarter at $20.3 billion in total assets as we saw less loan portfolio contraction compared to the prior quarter due to slower prepayment activity.

Total loans held for investment declined $346 million driven by prepayments, sales, and maturities of $371 million, partially offset by new loan commitments of $68 million, reflecting our disciplined underwriting and pricing standards.

Total deposits ended the quarter at $16 billion, which represented a linked quarter decrease of $532 million, primarily due to a $490 million decrease in higher cost brokered CDs. We continue to exercise deposit pricing discipline, which has somewhat pressured non-maturity deposit balances during 2023 and led some customers to redeploy their cash reserves into higher yielding alternatives.

The securities portfolio decreased $97 million to $3.7 billion and the average yield on our investment portfolio increased 6 basis points to 2.70%.

Not surprising, given the late quarter surge in interest rates, our pretax AOCI on the AFS portfolio increased to $296.7 million, but still remained below our December 31, 2022 fair value mark.

We anticipate approximately $100 million in cash flow from the amortization and maturities of our investment portfolio over the remainder of the year and reinvestment will be dependent upon deposit flows, funding mix, and liquidity considerations.

The combination of consistent profitability and a smaller balance sheet bolstered our risk-based capital ratios this quarter with all ratios increasing significantly from June 30, 2023. In addition,
Pacific Premier Bancorp, Inc.
October 24, 2023, 12:00 p.m.

our tangible common equity ratio increased 28 basis points to 9.87% and our tangible book value per share increased to $19.89.

And lastly, from an asset quality standpoint, our asset quality remains solid across multiple measures. Non-performing assets increased 5 basis points to 0.13%, a slight increase from the prior quarter. Additionally, total delinquency decreased to just 8 basis points and our total classified loans ended the quarter at 1.12%.

Our allowance for credit losses remained a healthy $188.1 million and our coverage ratio increased to 1.42%. Our total loss absorption, which includes the fair value discount on loans acquired through acquisition finished the quarter at 1.76%.

With that, I will turn the call back to Steve.

Steve Gardner
Great. Thanks, Ron. I will wrap up with a few comments about our outlook. As we head into year-end in 2024, we will continue to take a thoughtful approach with respect to liquidity, balance sheet growth, risk management, and building capital.

We expect the environment to remain challenged for the foreseeable future as businesses and real estate investors adjust to the evolving economic and interest rate environment. At this point, we are prepared for the higher for longer interest rate scenario and the corresponding ramifications it may have on the broader industry.

Our organization is well positioned to opportunistically diversify our business in a disciplined, prudent fashion through organic and strategic growth as a result of the disruptions taking place in our markets. In addition, we anticipate that the challenges our industry faces may intensify, which in turn could create additional opportunities for us.

In conclusion, we are entering the fourth quarter from a position of strength and our teams remain keenly focused on executing our business strategy to deliver long-term value for our shareholders.

That concludes our prepared remarks and we would be happy to answer any questions. Operator, please open up the call for questions.

QUESTION AND ANSWER

Operator
Thank you. We will now begin the question and answer session. To ask a question, you may press star then one on your touchtone phone. If you're using the speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press star then two. At this time, we will pause momentarily to assemble our roster.

Our first question comes from David Feaster with Raymond James. Please go ahead.

Pacific Premier Bancorp, Inc.
October 24, 2023, 12:00 p.m.

David Feaster
Hi. Good morning, everybody.

Steve Gardner
Hi, David.

David Feaster
Maybe just kind of following up on your commentary both you, Steve and Ron. It seems like this higher for longer environment is probably the new normal. I am just curious, you touched on it a bit, I was hoping that we could dig into the balance sheet and margin trajectory in a higher for longer environment. You guys have been very active managing the balance sheet, but just how do you think about the margin trajectory in light of the moves that you have made, the proactive liquidity management, reduction in some of the wholesale funding. And then maybe just more broadly, Steve, to your point, just how do you think about the broader economy and the bank’s performance in a higher for longer environment?

Steve Gardner
Sure. Well, Ron, why don’t -- I will let Ron go ahead and, David, address the margin and our outlook and then I am certainly happy to give you my perspective on the outlook for the economy.

Ron Nicolas
Sure. Thanks, Steve. And David, so as we have indicated, we are going to be managing as much as we are able to, of course, depending on deposit flows, deposit mix, that cost of deposits, that’s our primary focus. We are still originating albeit at lower levels, but the loans that we are bringing on the books, of course, are coming in at higher yields. So that should also add to the net interest margin.

And as we move forward, I do anticipate, although the denominator effect of the deposit beta is going to be -- because that’s decelerating, it’s going to give rise to a higher beta on a quarterly basis. I do anticipate deposit pricing to start to decelerate as we move into 2024 and that.

So we do look for some level of stabilization. We are still getting a little bit of repricing as -- if there is another move on the asset side, so that should also help. So there’s a lot of moving parts to this. We will see how it plays itself out. But we are very, very focused on that deposit cost and managing the balance sheet tightly in that respect.

Steve Gardner
I think I’d certainly add, Ron, that as we highlighted, we have been certainly laser focused on reducing higher cost wholesale funding, which we took down starting in early 2022 and we expect that to benefit us as we move through the end of this year and into next year. As far as the economic outlook, so it’s certainly an unusual environment where we have from all indications preliminary estimates on GDP as very strong, 5% handle in the third quarter. Employment continues to be strong, low, low unemployment rate, 3.8%.

But at the same time, we have some of these dynamics going on from the commercial real estate markets and as investors and businesses adjust to this rapid rise in interest rates, I think,
Pacific Premier Bancorp, Inc.
October 24, 2023, 12:00 p.m.

it remains uncertain how all of this plays out and that’s certainly informing our approach to managing the balance sheet and capital levels liquidity as I highlighted to ensure that we are in a position to take advantage of what we believe are going to be opportunities here as we move through 2024 to further grow and expand our franchise.

David Feaster
Okay. And maybe to that point, you talked about in your prepared remarks, it sounds like we are closer to an inflection point on the loan portfolio. I am just curious maybe if you could elaborate there. You talked about proactively slowing growth some time ago through pricing and just your discipline-- I am just curious how is demand trending from your perspective, what’s the pipeline look like and the composition of that? Where are you just -- where are you seeing good risk-adjusted returns with origination rates over 8% and how do you think about loan growth?

Steve Gardner
I think you are right as far as we are approaching or it appears we are approaching an inflection point in the loan portfolio, at least the contraction that we have seen here over the last year plus period of time, or at least it could be, because prepayment certainly slowed subsequently in the third quarter. I suspect that’s some lenders pulling back.

Generally speaking, demand is pretty muted right now, and I would say we are not seeing a lot of strong opportunities to lend at the rates that make sense to us. I think you -- as we underwrite credits and look at opportunities, it’s predominantly on the business side, where some businesses have very strong cash flows and see opportunities to expand their business and that makes sense. And then, it’s generally, as I said, pretty muted in other areas. And so we’ll see how this dynamic plays out in the coming months and as we move into 2024.

David Feaster
Okay. And last one for me, just touching on capital. Look, you have got an incredibly strong balance sheet. You have positioned the bank extremely well for a broader economic slowdown and a difficult operating environment. But look, we don’t have a ton of need for capital for loan growth, you are continuing to grow capital and now shares are trading below tangible book value at this point. I am just curious how you think about your capital priorities at this point or is there any appetite for share repurchases given where the stock is or is capital preservation still paramount?

Steve Gardner
Generally speaking, capital preservation is certainly one of the primary considerations for the Board. We continue to look at optimizing our capital levels, and certainly, we have an approved stock buyback, but we have not been active for some period of time, something that we are regularly considering and looking at at the Board level and that is the way that we’ll approach it in the coming quarters.

David Feaster
Okay. Appreciate it, everybody. Thank you.

Operator
Our next question comes from Matthew Clark with Piper Sandler. Please go ahead.
Pacific Premier Bancorp, Inc.
October 24, 2023, 12:00 p.m.

Matthew Clark
Yeah. Good morning. Thank you. Just along the lines of that capital related question, what’s your appetite to restructure the securities portfolio given how much capital you have at this point?

Steve Gardner
Yeah. We’ve talked about it before, Matthew, that it’s something that we’ve looked at, at various points, we continue to consider it, and I think as the environment moves away from, call it, the disruptions that we saw earlier this year in March, April, and May, that approach may become more attractive. So we’ll continue to assess that opportunity and how we are thinking about it, because as you point out, we do have certainly very strong capital levels today.

Matthew Clark
Okay. Great. And then as to the margin, can you give us a sense for the timing of the runoff in the brokered CDs this quarter? I am trying to get a sense for whether or not you saw that benefit fully in 3Q. And then remind us how much you have coming due in 4Q. And then with the $200 million runoff of FHLB, October 6, it looks like that could benefit the NIM by about 5 basis points. What I am trying to get at is, when you run through the numbers and you consider the spot rate on your deposits being pretty tight to the quarterly average and it looks like your NIM could actually be up a little bit here in 4Q?

Steve Gardner
We -- the $490 million of broker deposits that we paid off was mainly matured towards the end of the quarter in September. Most of the broker deposits that we have $500 million, well, roughly about $600 million this quarter, most all of those mature towards the end of the quarter. And depending upon our cash levels, deposit flows, loan activity, we will look to pay down or potentially pay those off towards the end of the quarter.

Matthew Clark
Okay. And then maybe for Ron, the amount of the hedging gain, how much does that benefit NII this quarter in dollars?

Ron Nicolas
Yeah.

Matthew Clark
-- or on the swaps.

Ron Nicolas
Yeah. On the swaps, Matt. Yeah. The swaps we entered the quarter with about $1.4 billion. It contributed just under $10 million in interest. That was in the 20 -- high 28 , 29 basis points. We have got about a third of that book that’s going to be maturing, although the bulk of it is late in the quarter.

The good news is, as we move into 2024, the silver lining on that maturity, it’s only about 20 -- a little over 20% of the interest that it’s generating today or that we saw in this quarter. So we are
Pacific Premier Bancorp, Inc.
October 24, 2023, 12:00 p.m.

still going to be pretty -- with $900 million entering next year, we will still be in a pretty good position as far as a pretty good impact with that and that’s at the current level of SOFR assuming no moves by the Fed.

Matthew Clark
Okay. Thanks. And then just on expenses, headcount down 2%, but the run rate remaining relatively flat in 4Q. I guess what’s masking the potential savings there in comp?

Steve Gardner
Yeah. That’s predominant. We may see some additional attrition there, but we are going to be truing things up for the full year. We will see how that plays itself out in terms of comp. And then the primary driver is the deposit expense and in the earnings credit that we saw ratchet up pretty good here in the third quarter and we are anticipating maybe not as much, but still an increase nonetheless and I think that that’s going to impact the fourth quarter.

Matthew Clark
Okay. And then last one for me. Just on the SNC portfolio. Steve, a little surprised you kept that portfolio after you bought Opus because we all know that you don’t -- I am sure you don’t like that type of business. So I guess why might not unwind that earlier or is there something about that you like?

Steve Gardner
No. We had been -- we had been, Matthew, unwinding it. It is -- it has performed well to adjustable rate credit and up to this point, we were fine with it. As we said, we have reduced it from where we were and we are comfortable with the portfolio where it stands at just 1.5% of the loan portfolio, and in particular, given the declines in contraction in the overall loan portfolio that we’ve seen over the last year.

Matthew Clark
Okay. Make sense. Thanks.

Operator
Our next question comes from Chris McGratty with KBW. Please go ahead. Chris?

Steve Gardner
Chris, are you there?

Chris McGratty
Yeah. There we go. There’s a mute button. Steve, if we stay in this higher for longer environment, as you described, I am interested in what you might be able to do on the expenses beyond what you have done? I mean, do you feel like you have to do more on the expenses to protect profitability?

Steve Gardner
I’d say, yes. I think that, historically, we have always managed expenses well and as the environment has evolved and our outlook is what it is, I think, there’s room for us to take a look at expenses across the Board, but that is frankly nothing new.
Pacific Premier Bancorp, Inc.
October 24, 2023, 12:00 p.m.

Chris McGratty
Okay. And then maybe, Ron, coming back to comments on the margin. I am looking at, I guess, slide 12, just looks at the repricing schedule. I saw the dip in the loan yields in the quarter and I know part of that was the interest reversal. But I guess how should we think about the back book repricing in this environment, if the Fed’s done, I guess, more trying to get at when you think trough NII might happen?

Ron Nicolas
Yeah. So we have got a little over, probably, somewhere in the neighborhood of about 33%, 34% of pretty active repricing of the book, the portfolio with the benefit of the swaps. If the Fed is done, we’ll still see a little bit more of that trickle in as we move into the fourth quarter, not all of it moves -- all -- some of it move over a couple of months’ timeframe and that so we could see a little bit of lift there.

There were some noise, of course, between the second ~~quarter~~ and third quarter on the loan yields, the interest accrual being one of them that we have already talked about, the reversal, I should say, of the interest on the SNC. But for the most part, we’ll probably pick up just incrementally on the new loans coming on the book and see where that goes if the Fed pauses on a more permanent basis. We’ll see how that -- that’s where we are very focused on the deposit side and managing that deposit cost.

Chris McGratty
Okay. And then maybe if I could on the net interest income. You are thinking about the trough, we have got moderating loan decline, the spot deposit rate was pretty unchanged to the quarter average. I feel like we have got a couple more quarters, is that some kind of how you are thinking about trough in revenues?

Steve Gardner
I mean, I will jump in here. I mean I think it’s generally how we are thinking about it. Let’s see how things play out, whether it could be sooner or beyond that point. I think just there’s a lot of different dynamics at play going on in the market and the economy and certainly on rates and it’s dependent upon the flows from both the deposit and loan side. So a lot of moving pieces, but I think it’s reasonable to think in a quarter or two.

Chris McGratty
Okay. Thanks, Steve. And then, Ron, last one, the tax rate, how should we think about prospectively?

Ron Nicolas
We have been hovering right around that 26% and I think that, that’s pretty consistent of where we will finish here in the year.

Chris McGratty
All right. Great. Thank you very much.

Steve Gardner
Pacific Premier Bancorp, Inc.
October 24, 2023, 12:00 p.m.

You are welcome.

Ron Nicolas
Certainly.

Operator
Again, if you have a question, please press star then one to be joined into the queue.

Our next question comes from Gary Tenner with D.A. Davidson. Please go ahead.

Gary Tenner
Thanks. Good morning. I wanted to revisit that loan yield discussion for a moment ago, 6 basis point contraction in loan yields. By my math, about 5 of that was the interest reversal and maybe another couple of basis points from lower loan discount accretion. So that kind of gets you back to flat quarter-over-quarter. I am just wondering, I mean, there was some mix shift within the portfolio, but just -- I would have anticipated maybe a bit more lift this quarter. So is there some other kind of drivers or a function that prevented that or is it just more of a timing issue?

Ron Nicolas
We had some loan sales last quarter that impacted this quarter. They were a little bit higher in terms of their yield and that came into play probably another 5 or 6 basis points -- 4 or 5 basis points, let’s say. And I think, Gary, to your point, that’s why you didn’t see as much lift as you would have anticipated.

Gary Tenner
Okay. Appreciate that. And Steve, I am curious, last quarter, I think you made a comment that you were a bit more comfortable on lending from a credit perspective, but still not from a pricing perspective. Obviously, the new loan origination yields moved quite a bit this quarter albeit on a kind of smallest dollar amount. I was just curious to what degree or how your view of the world maybe has changed from a credit risk perspective over the last, call it, 90 days?

Steve Gardner
I don’t think--it hasn’t changed materially. Part of it is there is just not a lot of demand out there, and again, we are going to maintain our discipline around the pricing side. So I think it really gets back to the comment I made that I think that both business owners and real estate investors are all reassessing the current environment, because rates have impacts across the board on cap rates for real estate, some of the expenses and inflation that’s going on and impacting whether it’s businesses or real estate operators from an expense side. I think that all of those dynamics have investors, business owners, real estate investors rethinking their outlook and so that’s tamping down on demand, at least in our markets.

Gary Tenner
Okay. Great. And if I could ask one more, Ron, just to clarify your comments on the swaps a moment ago. So the roughly one-third of the swaps that mature here over the course of the fourth quarter only have about a 20% impact on the gains that you would be looking at or the benefit you would be looking at for 2024?

Pacific Premier Bancorp, Inc.
October 24, 2023, 12:00 p.m.

Ron Nicolas
That’s correct, Gary.

Gary Tenner
Okay. Thanks very much.

Steve Gardner
You are welcome. Operator, is there anyone else in the queue?

Operator
Yes. I have David Chiaverini with Wedbush Securities. Please go ahead.

David Chiaverini
Hi. Thanks. So I wanted to ask about credit quality. So slide 18 you’ve got the classified loans, and we saw an uptick there. I was curious for the loans that have reached maturity in the third quarter or over the past couple of quarters for that matter, how many are struggling to come up with additional equity, particularly for those borrowers that you would consider re-extending a loan or putting out a new loan. Can you talk about how borrowers are handling the new environment as their loans mature?

Steve Gardner
We haven’t seen any pressure from our book on maturities. Classifieds are just -- that uptick is just part of our regular review process in analyzing cash flows, no real impact that I can think of, David, from a maturity standpoint. Ron, is there anything that comes to your mind from a maturity standpoint?

Ron Nicolas
No, Steve. I think you have got it correct. I mean you see the fluctuations to your point on the classified, I think, that’s just a normal or the typical fluctuations that we see. So, no, David, we -- not heard or seen anything like that just yet.

Steve Gardner
And in general, yeah --

David Chiaverini
Okay.

Steve Gardner
I am sorry, I was just going to add that we have the slide in the deck on the loan portfolio maturity and we have a relatively low percentage of loans that mature over the next several quarters.

David Chiaverini
Right. So the ones that -- and grant, it’s a very small number, but the ones that are seeing maturities, you are not seeing those borrowers kind of struggle or refinance to another lender?

Steve Gardner
Pacific Premier Bancorp, Inc.
October 24, 2023, 12:00 p.m.

No. We are -- frankly, we are seeing the cash out of their accounts and paying us off or paying us down. On top of it, we are having -- we have very proactive portfolio management. So we are reaching out to those clients nine, six months before maturity, talking to them about what their plans are and how we’re looking at the world. So I think it’s part of that proactive portfolio management that we benefit from as well.

David Chiaverini
Good to hear. Thanks very much.

CONCLUSION

Steve Gardner
Very good. Operator, is there anyone else in the queue? Well, thank you all. We appreciate you joining us today and that concludes today’s call.

Operator
This concludes our conference and thank you for attending today’s presentation. You may all now disconnect.
Pacific Premier Bancorp, Inc.
October 24, 2023, 12:00 p.m.